UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2012

Archipelago Learning, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3232 McKinney Avenue, Suite 400 Dallas, Texas 75204

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 419-3191

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2012, Mr. Bobby Babbrah, 41, was named Executive Vice President and Chief Technology Officer of Archipelago Learning, Inc. (the “Company”). Prior to joining the Company, Mr. Babbrah served as President and Chief Technology Officer of ImageTag, a provider of cloud/on-premise ECM platform-document imaging, management and search with a focus in legal, healthcare and non-profits, from July 2007 until October 2011. Prior to joining ImageTag, Mr. Babbrah served as the Chief Technology Officer and Vice President of Engineering of Helm Software, a provider of on-demand CRM solutions targeting Fortune 100 companies in the food services industry, from October 2006 until June 2007. Mr. Babbrah also served as Vice President, Architecture and Content Engineering at Pearson Education’s School Companies group where he led the development and architecture of on-demand solutions for the K-12 market from February 2002 until October 2006. Mr. Babbrah has earned a B.S. in Computer Science from Arizona State University’s Fulton School of Engineering, a M.S. in Information Management from Arizona State University and MBA from Arizona State University’s W.P. Carey School of Business.

Pursuant to the terms of Mr. Babbrah’s employment with the Company, he will receive an annual base salary of $300,000, and will be eligible for annual increases. Mr. Babbrah will also be eligible for an annual bonus of up to 50% of his earned salary if the Company’s financial targets are met and up to 60% of his earned salary if the Company exceeds its financial targets by at least 10%. On January 10, 2012, Mr. Babbrah was granted 42,500 options for the Company’s common stock, par value $0.001 per share, with a strike price set as of the day of issuance. An additional 42,500 options will be granted to Mr. Babbrah within 30 days of his relocation to the Dallas, Texas area, if completed prior to June 30, 2012. The options will vest over a four-year period, with 25% vested each year on the applicable anniversaries of issuance, subject to Mr. Babbrah’s continued employment. Mr. Babbrah will be eligible to receive additional senior management stock option grants as determined by the Company’s Board of Directors. In addition, Mr. Babbrah will receive a one-time sign-on bonus of $25,000, which will be paid within 30 days of his relocation to the Dallas, Texas area if such relocation is completed prior to June 30, 2012. Mr. Babbrah will also be reimbursed by the Company for reasonable relocation expenses, grossed up for tax purposes. If he is terminated for cause or resigns for any reason within one-year of start date, Mr. Babbrah will be required to reimburse the Company for 100% of the sign-on bonus and relocation reimbursement amounts paid to him; if he is terminated for cause or resigns for any reason between one and two years of start date, he will be required to reimburse the Company for 50% of sign-on bonus and relocation reimbursement amounts paid to him; and, if he is terminated for cause or resigns for any reason after two years from start date, no reimbursement is required. If a change of control occurs on or before January 1, 2014 and Mr. Babbrah resigns after, and one of the following two events occur, Mr. Babbrah will not be required to reimburse the Company for his sign-on bonus or relocation reimbursement amounts: 1) diminishment of title, reporting, compensation, role or responsibilities, and/or 2) required relocation to a location more than 50 miles from the current Company office.

Further, under the terms of Mr. Babbrah’s employment with the Company, if the Company terminates his employment for any reason other than for cause or if Mr. Babbrah terminates his employment for good reason, the Company will pay him his annual salary in accordance with its normal payroll practices for a period of 12 months following his termination. In addition, Mr. Babbrah would be subject to non-competition and non-solicitation restrictions for a period of 12 months following his termination.

Other than as described above, there are (1) no arrangements or understandings between Mr. Babbrah and any other person pursuant to which Mr. Babbrah was named Executive Vice President and Chief Technology Officer of the Company, and (2) no transactions between Mr. Babbrah and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Due to personal reasons Mr. Ray Lowrey ceased to be the Company’s Executive Vice President and Chief Technology Officer, effective January 1, 2012. Mr. Lowrey will continue on in a new role as Special Technical Consultant for three to nine months (the “Transition Period”). After the Transition Period, it is contemplated that Mr. Lowrey will resign from the Company and at that time enter into a Separation Agreement. Pursuant to his new role, Mr. Lowrey will be entitled to two-thirds of his current base salary and benefits consistent with the terms of his existing employment agreement during the Transition Period.

Effective January 31, 2012, Ms. Julie Huston will be resigning from her position as the Company’s Executive Vice President, Global Sales. Ms. Huston will be entitled to payment of any bonus or other benefits to which she was entitled for the 2011 fiscal year.

Item 8.01	Other Events

With Ms. Huston’s departure, the Company has initiated a search for a permanent replacement and expect to fill the position in the near future. During the interim period, Mr. Michael Roseman, Northeast Regional Sales Manager, will serve as Vice President, National Sales Manager for Field Sales and Aaron Quiggle, Director of Account Management and Inside Sales, will serve as Vice President, National Sales Manager for these areas. Both will report directly to Tim McEwen, Chairman, CEO and President. Mr. Roseman has been with the Company for eight years and Mr. Quiggle for 10 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIPELAGO LEARNING, INC.

/s/ Tim McEwen
Name:	Tim McEwen
Title:	Chairman, Chief Executive Officer and President

Date: January 11, 2012